Exhibit 107

 Calculation of Filing Fee Tables

Form S-1
(Form Type)

Odyssey Semiconductor Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Shares of common stock, par value $.0001 per share (the “Common Stock”) (3)	Rule 457(o)			$11,500,000.00(2)		$1,066.05
	Equity	Underwriter’s Warrants (4)	Rule 457(g)			-		-
	Equity	Shares of Common Stock underlying Underwriter’s Warrants (5)	Rule 457(g)			$632,500.00		$58.63
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$12,132,500.00		$1,124.68
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,124.68

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”). The securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	Includes shares of Common Stock which may be issued upon exercise of the underwriter’s 45-day over-allotment option.
(4)	We have agreed to issue to the underwriter warrants to purchase the number of shares of Common Stock in the aggregate equal to five percent (5%) of the shares of Common Stock to be issued and sold in this offering (including any shares of Common Stock sold upon exercise of the over-allotment option). The Underwriter’s Warrants are exercisable for a price per share equal to 110% of the public offering price. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months from the closing of the offering. See “Underwriting.” In accordance with Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the Underwriter’s Warrants registered hereby.
(5)	As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Underwriter’s warrants is $632,500, which is equal to 110% of $575,000 (which is 5% of $11,500,000).